Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

FTI CONSULTING

Moderator: Eric Boyriven

February 24, 2011

8:00 am CT

Operator: Good day and welcome to the FTI Consulting Fourth Quarter 2010 Earnings conference call. As a reminder today’s call is being recorded.

For opening remarks and introductions, I would like to turn the conference over to Mr. Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2010 fourth quarter results which were reported earlier this morning.

Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve uncertainties and risk.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions, business trends and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release we issued this morning, a copy of which is available on our Web site at www.fticonsulting.com, as well as disclosures under the heading Risk Factors and Forward-Looking Information in our most recent Form 10-K and in our filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call. During the call we will discuss certain non-GAAP financial measures such as EBITDA.

For a discussion of these non-GAAP financial measures as well as the reconciliations of these non-GAAP financial measures to the most recently - the most nearly comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you, Eric and thanks to everyone for joining us this morning. With me on the call are Dennis Shaughnessy, our Chairman; David Bannister, our Chief Financial Officer; Dom DiNapoli, our Chief Operating Officer and Roger Carlile, our Chief Administrative Officer.

Our results were released first thing this morning and I hope you’ve had a chance to review them. If you have not they are available on our Web site at www.fticonsulting.com.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

In the fourth quarter, we continued the momentum we began to see in the third quarter. Revenues were $356 million, up almost 4% from $342.9 million a year ago and up from $346 million in the prior quarter.

In aggregate, four of our five segments reported average year-over-year revenue growth of almost 13%, which more than offset the decline in Corporate Finance/Restructuring from the prior year’s historic levels.

This complementary relationship continued to validate our business model, although it will still take time for our procyclical businesses for the most part to grow into the margins enjoyed by core restructuring at its height.

The investments we have made in growing our business and markets outside the United States continued to pay off. Non-U.S. revenues grew approximately 13% as compared to the prior year quarter, reflecting both organic growth and the contributions from the acquisitions we made during the year in Asia.

Revenue outside the United States accounted for 21% of our total revenue, compared to 19% in the same quarter last year. Our markets in Asia-Pacific and Latin America showed outstanding growth.

Asia-Pacific revenue grew in the quarter by 63% relative to last year. Our recent acquisition of FS Asia Advisory is off to a strong start. Latin America was also robust, increasing 27% in the quarter year-over-year.

As we have said before, we see very attractive opportunities to build our full platform in the global markets, and we expect our non-U.S. business to be a key driver of our future growth.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Our adjusted EBITDA on the quarter was $69.3 million or 19-1/2% of revenue. This was down from $80.8 million a year ago on a smaller contribution from Corporate Finance, but it was still a good performance, up from the margins of 18.8% in the second and third quarters of this year.

Most of our segments recorded margins that were flat or up compared to a year ago and recent quarters, and Corporate Finance even though down for the - from the last year is still one of our most profitable segments.

As we announced in January, we decided to unify substantially all of our operations under a consolidated FTI Consulting brand. We recorded approximately $22 million in net special charges in the quarter, most of which related to the write off of trade names from certain acquired businesses and assets.

I will discuss this initiative in more depth later on in the call. We reported GAAP earnings per share in the quarter of 23 cents, which included the special charge impacting EPS by 33 cents.

Excluding this special charge adjusted earnings per share were 56 cents compared to 71 cents a year ago, and up from 54 cents in the prior quarter. The share count in the quarter was 46.7 million, down 4.7 million shares or about 9% from a year ago due to the shares repurchased under our current authorization.

It was again a strong period for cash generation. Cash flow from operations was about $99 million in the quarter, the second best quarterly result in our history, and we exited the year with approximately $385 million in cash and equivalents, up from 33 - $331 million at the end of the third quarter and as we speak today we stand at over $425 million in cash and cash equivalents.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

We used about $14-1/2 million of our cash to repurchase 416,000 shares in the quarter under our $500 million repurchase authorization. We have about $209 million remaining under that authorization.

For the full year our cash flow from operations was almost $195 million, compared to adjusted net income of $109 million, so as you can see we continue to be an exceptional converter of net income into cash flow, a trademark of FTI for a long time and hopefully for a long time to come.

This internal cash generation combined with the funds we raised in the third quarter through our debt offering provide us with robust resources to invest in our people and our businesses, to expand our capabilities and geographical presence and take advantage of opportunities that are presented to us.

Now I’ll talk about the performance of the segments. Revenues in our Corporate Finance and Restructuring segment in the quarter were $113.2 million, a decline of $12 million or 9% from a year ago, but an increase from the $110 million we reported in the third quarter.

Our fourth quarter revenues compare against a period that was just past the peak of the restructuring cycle in the middle of 2009, and the market is clearly less robust than it was in 2009.

Nevertheless, we did see stronger demand compared to the third quarter and we are encouraged that the transaction advisory practice under its new leadership has begun to see an upturn in activity since around mid-year, as M&A activity begins to return.

Our developing businesses outside the U.S. continue to perform well. Europe had a strong quarter and FS Asia Advisory maintained strong momentum since they joined us in August.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

While there is of course some seasonal impact given the fourth quarter and the fact that companies tend to look at their futures during that period, it is noteworthy that in the fourth quarter new case openings and bankruptcy matters, non-bankruptcy restructurings and transactional support were significantly stronger than in the third quarter, especially with regard to matters in the financial institutions and services sector and retail.

Adjusted segment EBITDA for Corporate Finance was $28 point million in the quarter, equal to 25.5% of revenues. Margins were not as high as the extraordinary levels we enjoyed last year, generated at the height of the restructuring cycle, but 25-1/2% margin and still a very respectable figure.

We continue to manage the restructuring and bankruptcy side of the business through the down cycle, and benefited from the actions we took early in the year to bring our resources into line with the new reality of the market.

The Forensic and Litigation Consulting segment had an excellent quarter. Revenues increased more than 14% compared to a year ago to $81 million from $71 million.

While two large cases remain important contributors to the segment, they are beginning to tail off to lower rates of activity compared to the peak levels, so the fact that we were able to not only replace those revenues but actually grow meaningfully is a very good indicator of perhaps a strengthening market, as well as our relative strength in that market.

There was a solid increase in the overall level of litigation activity. Our core litigation practice in the U.S. grew almost 20%. Regulated industries maintained their strong performance, especially the healthcare practice, and trial services sustained their improved results while the Asian investigations practice continued to recover from the slower periods during the credit crisis and really is getting stride.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Adjusted Segment EBITDA in Forensic Litigation was $18.9 million, equal to 23.4% of revenues up from $16.6 million a year ago. Adjusted Segment EBITDA margins were flat compared to a year ago and consistent with recent quarters.

The Economic Consulting segment rebounded from a slow summer as the momentum in antitrust and strategic M&A that we saw in September continued through the quarter.

As a result segment revenues increased to $64.4 million from $63.2 million a year ago, and $59.4 million in the third. Our European practice continues to gain momentum and had far and away its best revenue quarter ever, with revenue increasing 44% over a year ago.

Adjusted Segment EBITDA for econ was $12.9 million or 20% of revenue, about the same as last year. Adjusted EBITDA margins in the quarter were consistent with our performance over the course of the year, and are impacted by investments we’re making and continue to make in our European and Canadian practices to take advantage of market opportunities that we see there.

Technology had another excellent result in the fourth quarter. Revenues increased almost 24% to $47.7 million driven by increased litigation, investigations and bankruptcy activity, strong direct licensing revenues and continued success of our new Acuity document review service offering.

All of these served to offset lower M&A second request activity. Adjusted Segment EBITDA on the quarter increased 32% to $17.9 million, and the Adjusted Segment EBITDA margin in the quarter was an excellent 37.4% due to the strong revenue.

We have aggressively managed expenses to maintain margins in the face of the continued pricing environment for our hosting business. Strategic Communications had a solid result in the quarter.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Revenues increased 10% to $50 million driven by a strong performance in the U.S. and Asia-Pacific from strategic advice on the one hand, and natural resources on the other.

They recorded the fifth consecutive quarter of net annualized retainer wins, but growth was restrained by weak demand for capital markets work. Adjusted Segment EBITDA margin was 14.9% in the fourth quarter, flat with last year due to a higher proportion of pass-through revenues, which can carry relatively little margin.

We have constantly sought to build the premier practices in their respective fields, and we’re very pleased that their stature has been recognized continually by their peers and industry followers.

For example, our Corporate Finance/Restructuring practice remains the largest crisis - global crisis management firm by a wide margin according to The Deal magazine.

Global Competition Review magazine ranked our Economic Consulting team again number one amongst competition specialists, and this segment’s International Arbitration practice was named the leader in Expert Witness Research category by Who’s Who Legal.

Finally our Strategic Communications practice continues to be a leader in its industry. It was recently ranked by mergermarket at the top of the M&A league tables by transaction volume, and was named PR Firm of the Year by the Financial Times/mergermarket for both Europe and Asia.

In Europe, it’s been the leader on the league tables for a record tenth time. We look forward to even greater success for our practices as we unite them, many for the first time under the common brand of FTI Consulting.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

We have made over 25 acquisitions over the past five years and have taken great pains to seamlessly integrate these outstanding firms into the FTI infrastructure, while retaining their key professionals and brand equity.

With much of the behind the scenes work now completed, the final step is to pull these entities into one organization from an external perspective and harness the power of our more than 3500 employees in 26 countries under one mantle.

This will be an important initiative for us in 2011. Going to market under one brand will enable us to better provide comprehensive solutions to our clients from our exceptional range of skills and capabilities.

It will also enhance our ability to gain traction in regions where we are relatively new, and do not have the broad set of relationships and long history of success that we do in markets where FTI is more established.

We intend to do this in a deliberate fashion, leveraging the rebranding to inform our clients and prospects of the integrated capabilities of our FTI professionals.

We expect to have all our practices migrated into FTI Consulting by November of this year. Let me now turn to our guidance for 2011. This will be a year of improvement and a year of investment.

By way of context for our guidance, we are basing our outlook on the assumption that the current environmental - environment for our markets continues through 2011, and that the dynamics reflecting our businesses do not change significantly.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

In terms of the drivers of our business, as most of you know the keys are bankruptcy and restructuring, capital markets activity, investigations and litigations.

If there is one driver that could probably affect our segments across the board more than any other, it would be a return to robust M&A activity and we begin - we think we’re beginning to see the signs of that.

We expect the climate for bankruptcy and restructuring work will continue to be challenged by an improving economy, and readily accessible debt markets that will contribute to lower default rates.

Recently the leading agencies have reduced default rates almost by half to below 2% by the end of this year. While this will create similar headwinds for us in 2011 that we experienced in 2010, it should begin to be a tailwind for our other procyclical businesses.

And again when you saw their growth rates over the fourth quarter, we begin - we’re believing to see that. Capital markets activity should be a net positive factor this year across our segments.

The M&A environment has obviously improved as has the calendar for IPOs, and we are seeing a backlog of opportunities to pitch for new work and certainly people are predicating their 2011 budgets, et cetera on the fact - our clients are on the fact that there will be M&A activity.

Although neither are back to their frothy, pre-crisis levels, we are encouraged by the direction that the market is going. Because it’s tough to make a bet on the capital markets, we are assuming some modest push in this area, but it could be a great source of positive upside for us.

On the investigation side we expect to see - from the Department of Justice and the SEC, as well as interesting to look at the Financial Services Authority in the UK and their new mandate.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

We also expect to see greater demand for litigation services. These activities are clearly picking up as I mentioned as we look at our core business in the U.S., and we expect to participate in more than our fair share of the cases.

The trajectory will likely diverge from previous experience as corporations and law firms look for new ways to do business, but FTI has always been at the forefront of designing those new ways and we look forward to again working in partnership with our clients to solve that puzzle.

As I said earlier we will look to markets outside the U.S. for a significant portion of our growth this year. The practices we have launched in those markets are seeing good traction and solid prospects.

It is also a priority for us to look for further opportunities to invest our capital, similar to what we’ve done in Asia in the second half of 2010. As a result we would expect the proportion of our revenue coming from outside the U.S. to continue to increase, both as a positive number as - and as a percentage of our results.

Summing all that up we are projecting total revenues of between $1.43 and $1.49 billion for the year, an increase of about 5%, and resulting adjusted earnings per share of between $2 and $2.20.

This includes significant continuing discretionary investment in our people, our infrastructure, particularly in response to demands of our growing international and regional expansion, and as we talked before, our brand.

You should note that these figures do not assume any acquisitions or additional share repurchases, and I’d like to remind you of what we said in our third quarter conference call,

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

namely that we are carrying a 4 cent per share quarterly or a 16% per share annual handicap from the disparity between the interest earned on the capital raised and our debt financing versus the higher interest rates we are paying on that capital.

It is certainly not our intention to just sit on the cash, but since the timing and contribution from anything we would do with the capital is not certain, we are not incorporating any such actions in our guidance.

If we do something that is material and warrants an upside revision, we’ll be happy to do so. In conclusion, the successful execution of our strategy to date allowed us to successfully mitigate a meaningful decline in our largest segment during 2010, as we replaced the lost revenues through growth in our other segments.

We exited the year in excellent financial shape and our success in building out the breadth of our skills and enabling us to serve clients on a global basis, becoming an ever more important competitive factor.

We look forward to the opportunities during 2011 to extend and solidify our leadership in each of our practices. The outlook for our markets is excellent. Only the timing remains unclear.

Against this backdrop, we will continue to extend our leadership position as we invest to enhance the durability of our long-term business model. We are pleased with the progress we are making in that regard and we look forward to continued success, but more importantly for the results and dividends from that - those efforts.

With that, I’d like to turn it over for your questions.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your telephone keypad at this time. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you’ll signal us and take as many questions as time permits. Once again, you may press star 1 if you would like to ask a question.

And we’ll take our first question from Tim McHugh with William Blair & Company.

Tim McHugh: Yes, hi guys. First, wanted to ask a little bit on the spending, discretionary spending you’re talking about for next year. Can you give us a little more color or some more specifics on each of the three items you mentioned, that being kind of branding I guess, international expansion or I guess the structure for international, and then the compensation?

Dennis Shaughnessy: Yes, Tim, it’s Dennis. I’ll try to give you a little color on it. I think Jack already said we have - we’re coming out of the gate with a 16 cent penalty due to the increased interest.

We’ve got about $430 million in cash as we sit, which clearly we’re not baking that into these numbers how we apply it, plus as you know we’ll generate at least net after CAPEX about $150 million more this year if we simply hit the lower end of these results.

So, you know, we would offset the 16 cents clearly with the application of the cash in the form of external growth and share repurchases. We’ll spend about 10 cents a share and it’ll be in three categories.

We’re finishing the rollout globally of our CRM system, which has been a major investment for us in the last two years in the design and testing. It actually will be rolled out this year.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

That’s about 3-1/2 cents. We are building an Asian network operating service center. We’ll quickly be over $100 million in revenues in Asia that - this year if we’re lucky, and we need to have the support center in that time zone to be able to support that level of business and the number of people.

We are building a larger NOC and service center in Europe as well as recruiting some new top management over there, which has been baked into these numbers.

That would be about another 3-1/2 cents, so all told you would have about 16 cents in interest which will be, you know, on an apples to apples basis not in last year’s numbers.

You would have about 11 cents which would be in CRM, Asia service center and Europe expanded service center and increased new management recruiting and acquisition costs.

We’ll spend about - now those are, you know, those are ongoing expenses, so that the interest isn’t going to go away. It has to be offset by the application of obviously the large cash buildup that we have.

The network operating centers will be there but obviously it does not grow incrementally like the penalty to this year’s interest, you know, once you have it in place.

It grows at a much slower rate and should be offset - more than offset by revenue growth in the future. And then we are going to spend, you know, between 4 cents and a nickel on brand integration this year.

Some of that is in corporate, some of that is down in the brands themselves. That’ll be spent predominantly in the first three quarters as we roll these brands, you know, up into FTI.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Obviously it’s a celebration for us, not a penalty. I think everybody’s really looking forward to the long-term benefits of it, but we have budgeted on a one time basis significantly more dollars to be applied to the - not only the nuts and bolts of brand integration and everything from mundane assignage to, you know, to Web sites to letterheads and things like that.

But obviously the more celebratory, you know, advertising, both media as well as sponsorship to talk about the brand.

So overall, you’re at about a 31 cent penalty versus last year to put in either new infrastructure/management and pay for the debt, and then pay for the brand integration of which I would say, and it doesn’t mean we won’t continue to spend marketing in 2012 at that level, but the marketing, you know, can be componentized, you know, into something that could fall off and then the rest of it is, you know, scale and contribution and then finally we all know we have to offset the negative arbitrage on the interest with the application of the cash.

Tim McHugh: How do you feel or where’s your international infrastructure going to be after these investments? It’s obviously a big focus of yours to grow the international piece.

Is there a risk that we’re at a point where at the multiple years of having to increase the investment and build out that infrastructure, or are these types of investments enough that they set you up to significantly grow that for a couple of years now going forward?

Dennis Shaughnessy: Let me answer it generally then, then I’d like to ask Roger Carlile to give you specifics since he’s been charged with building a lot of it out. I think we’ll add $1 billion in revenue over the next, you know, four years through growth and through acquisitions.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

I think the vast bulk of that will be Europe, Asia, Latin America. I think Europe is already, you know, north of $200 million and could make a significant jump there through acquisitions this year.

And we just had to make sure we were prepared to support that kind of infrastructure given that kind of volume, because it’s growing very rapidly. I think Asia - we’ve gone from nothing practically to about, you know, a $75 million run rate there, which I think again very soon we’ll be over $100 and we did not have the infrastructure out there.

So I think, you know, your - you have to spend to support the quality of the offerings, but clearly once you put this in, you know, first it slows down dramatically.

And we have made a sizeable investment globally in leadership, in leadership development which we think is now going to pay off significantly in cooperation, cross-selling and increasing the rapid growth of these geographies.

It’s the predicate and the foundation that’s allowing us to do this brand integration, you know, in a very seamless way. Roger, you have any more color on that?

Roger Carlile: Yes. Yes, it’s Roger Carlile and Dennis - which I think Asia is probably the best example of this, but it’s happening in Latin America and Europe, Middle East and Africa as well.

The - these are foundational spends so we’re putting in place the capacity for example in our information technology and our data centers that, you know, have a - in the case of Asia about a $3 million annual increase to the spend.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

But that provides us capacity such that each office we add is then - comes at a much cheaper cost than it would have otherwise as we go forward and that, you know, each revenue dollar will - as we grow will bear a lesser cost than it would have otherwise.

So it’s really foundational spend that, you know, we’re adding capacity and will in - the burden on the revenue will pale off as we add revenue and grow in those locations.

Jack Dunn: Hey Tim, this is Jack. To follow down, I guess it’s collateral to your question but, I mean, obviously not only the focus of your community but our community is on our margins and we’ve drilled down very carefully.

We don’t believe with the exception of what’s going on that we’ve clearly told you about with the pricing in our hosting business that there is this systemic change in our industry regarding pricing.

We believe that it’s strictly a matter of our markets getting stronger. You know, we are a company that for 2011 is very much a positioning year. There is so much pent up capital, there is so much pent up demand, there is so much activity in terms of the private equity firms, there are so much pent up frankly litigation from the populism and the credit crisis that, you know, we are betting very big on an increase in volume over the next several years.

We can’t ring the bell but that - we have drilled down with each of our leaders and Dom, you might talk a minute about the ability for our margins to increase when we get over the breakeven point.

Dominic DiNapoli: Yes well, you know, as Jack and Dennis have mentioned, you know, we’ve built - I don’t believe we’ve ever been in a stronger position to grow incremental hours based upon the headcounts that we have.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

In each of our practices over the year, particularly Corporate Finance, we’ve right sized the staff for the current economic conditions in each of the respective markets we’re facing.

I think when you look at our utilization rates in the 70s, we can easily go into the high 70s and we can spike in the 80s. You know, we’ve got plenty of capacity to run through a lot more volume.

I think the quality of our people has never been higher as I said. We’re still in the market recruiting senior people with books of business, so I think after we have all these investments in place, particularly Asia that Roger mentioned because we do - we are betting a lot on Asia being a big contributor in the future that, you know, we’ve got the infrastructure in place to more profitably handle, you know, the incremental revenue that we believe that we’re going to be seeing.

Jack Dunn: Tim, I think the other thing we tried to do too, you know, that would go right to margin is, as you know we are - definitely been the beneficiary of some monster assignments over the last two years.

They’re still going on. I think our guys have tried to be realistic in forecasting the runway in this year on those assignments, some of which, you know, you’ve read about people speculating, you know, what we will or what we won’t make on some of these.

I think, you know, if we’re conservative there and we’ve asked - or David in particular can speak for himself. He’s asked our people to be conservative on the runway, then clearly these numbers are going to lift because your incremental business that you come in won’t have to offset one to one of declining revenue trends from these large assignments that burn off.

And I think it’s a difficult year to forecast that in. They’re still all moving. They’re still all here. They’re still all billing at a significant rate, but the question is, is it a Q1 beginning wind down, a Q2, Q3 or Q4 or will it even have a tail into next year?

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

I think it’s very tough to forecast but except to know none of them are going away right now, but I think none of our people wanted to turn around and say that we would experience the same type of billing year in those big assignments this year that we did last year.

So the - if the runway increases on those then clearly, you know, you could see, you know, that influence margin on the upside.

Tim McHugh: Okay thanks. The one other question I would have is how do you think about the balance between repurchases and acquisitions as you seek to deploy that capital right now?

Do you still hope to deploy or to finish that share repurchase authorization by the end of the year?

David Bannister: Tim, it’s Dave Bannister. Yes we - our announced intention on the last couple of calls is that we had buy-in in our share authorization, share repurchase authorization in November of 2009.

We completed roughly $300 million of that and it’s our intention to complete that in accordance with that authorization. We have said repeatedly we were not going to comment on our trading strategy around that, but that is currently our intention.

As Jack mentioned we have about $430 million in cash today. We’ll generate somewhere around $150 million this year, so we - it gives us plenty of resources to complete that authorization and to pursue acquisitions or other growth initiatives.

As our custom always is, is that we evaluate every acquisition on a cost to capital basis versus buying our own stock in. That’s sort of our core threshold rate.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

So when we buy something our belief is that its return on investment will be greater than our return on buying shares in.

Tim McHugh: Okay, thanks guys.

Operator: And we’ll take our next question from David Gold with Fidelity.

David Gold: Hi. Good morning.

Jack Dunn: David.

David Gold: So first question is just wanted to drill down a little bit more if we can on the revenue guidance side. I mean, essentially from what we know and see the M&A environment’s improving, litigation environment’s improving and your technology numbers are coming up.

So just curious if you can give a little bit more color as to the, you know, fairly modest top line expectation. I mean, I realize restructuring will offset some of the growth but, you know, what else are we thinking there or are we just taking a conservative stance?

Jack Dunn: I think we’re modest folks with that regard. We do have, you know, I mentioned some of the positive signs we’re seeing in the restructuring marketplace and I think, you know, we have, you know, we’re very happy with our transactional support business and under its new leadership it has a great opportunity.

I think we just, you know, as we’ve said for the last couple quarters we haven’t seen the external factor that’s going to - or the factors that are going to trigger when the growth that we all know is going to come is going to come.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

When that - when we start to see that we can be much more aggressive because we know as through the crisis, we’ve gotten our fair share or more than our fair share of work.

So it really, you know, Dennis and I were talking the other day. It seems like a modest growth but it’s - our delta in growth this year will be the size of several of our competitors.

So I think we want to be cautious and as we were when restructuring was going the other way, we hesitated to ring the bell until we were really certain and I think that - we’ll just continue that, you know, that mode but we’ll be the first to let you know when we see a change.

Dennis Shaughnessy: Yes David, it’s Dennis. I think the predicate is no change in the macro operating environment that we’ve experienced in the last six months. So that includes a decline - continued decline in defaults and therefore restructuring, you know, bottoming out, you know, at sort of a new, you know, normal level but certainly not picking up any large jobs.

And then that’s also tempered with the fact that not only in Restructuring where some of the big restructuring assignments are clearly burning off, in Forensic and Technology we - and even in Strategic Communications we have some jumbo assignments that while they’re all continuing into this year, it’s difficult to forecast.

We think there’s more than enough wind behind the sails of those groups to replace them. FLC had a spectacular quarter, you know, in the fourth quarter when you figure that they’re replacing, you know, very large jobs, number one, still showing growth and fourth quarter is traditionally their slow period because obviously at least in the states the courts pretty much shut down around the holidays, so you only have about a two week billing period in December.

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But I think it’s really - it’s two factors. One is simply we don’t see the macro changes coming, you know, right now. We hope they’re there. There’s signs that they may change but as Jack said, you know, you can’t turn around and say, “We’re off to the races in capital markets and M&A.”

I think we’re cautiously optimistic, but then also we just have to be realistic that we’re the beneficiary of these very big accounts. We certainly will replace them.

That’s why we’re not budgeting a down year but I think, you know, that’s the play in the numbers. If the macro environment changes towards the upside or significantly to the downside, we’ll be very conservative in our new business assumptions.

And if we have more runway from these three or four, you know, mega assignments that we have, then we’re initially budgeting, you know, again our numbers will be conservative.

David Gold: Got you. Got you. Okay, and I guess the other side of that is, you know, certainly you guys surprised us and presumably other folks were with the magnitude of the investment spend just now.

And so just if you can - the other piece is if the macro signs aren’t there yet, what’s pushing the timing of the investment just now? Is it, you know, just that you want to be prepared for where it comes or is there something more to it that maybe we’re not seeing in the numbers?

Dennis Shaughnessy: No, I think you have to - well first of all I think we’re constantly investing, so obviously we’ve taken our marketing spend up over the last three or four years dramatically.

I think what we tried to illustrate is CRM we’ve been working on for two or three years, but this is the implementation year so whenever you do an implementation you’re going to spend a lot of money.

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And then, you know, we didn’t have $100 million revenue potential in Asia for a while so we could service it differently, but as you well know, you know, you can’t do it vicariously through all these time zones.

You have to be out there, and then in Europe it’s just getting much bigger, so I think these are step functions. It’s not going to happen every year, but again David, I go back to our plan is to add about $1 billion in revenue over the next three to four years and you can’t do that on an infrastructure that’s not there to support it overseas.

So you have to have that and you have to have the management group there to be able to handle it. So I don’t think we see it as much of a magnitude and obviously when you add up all the math, even though at the margin it’s significant pennies, when you look at a, you know, $1.4-1/2 to $1.5 billion revenue base and the spend associated with it, it’s not a lot of dollars.

David Bannister: David, one - this is Dave Bannister. One thing we are keenly aware of is in growing these businesses, and particularly growing them in multiple geographies around the world, is the need for really good tight controls.

So in Latin America and in Asia we’ve added pretty senior level CFO type people and we’re adding systems and capabilities so that we don’t suffer from loss of control in those areas.

We certainly have seen in our industry recently a number of competitors who have lost control of their businesses with very dire consequences. We intend to stay ahead of those issues and be, you know, be safe hands if you will for these businesses to grow exponentially.

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Jack Dunn: Hey David, if I could add just a little bit of a different perspective on looking at it also, it’s not the incremental investment we’re going to make this year which is significant, but it’s also what we’ve invested to get to this point.

We have tried to be clear that for the last three quarters that’s been a predictable run rate where we are. If we - if nothing dramatically happens with our market that gives us a little bit of a tailwind.

That’s an expense level that we have and I think our guidance is consistent with the results of those three quarters. What I would - what our tough decision is and it really wasn’t when you look at the prospects that are in front of us, is do we want to tear down any of that we have.

Now we had, what 18.8%, 19% margins. That’s pretty darn good for a company. It’s not traditional FTI stuff, but it’s acceptable if you’re taking those dollars and investing them for things that can give you exponential returns in the future.

We don’t believe, you know, we could go chop a bunch of stuff and produce an FTI margin this year. I would rather do that by having all the bets we placed in place and do that by when the revenues come, which they surely will, I can’t ring the bell for you, and really be in a position to, you know, establish our company.

We’re not, you know, a casual company anymore. We’re not, you know, we’re a company that I think is built to last and be a major competitor. As Dennis likes to say the - a little bit we’re like the dog that caught the fire truck because our competition has changed from some relatively parochial U.S. domestic competition to the big four and the big companies.

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And we, you know, we’re geared up now to play on that field and I think the returns can be spectacular. But our tough decision this year was whether to bite the bullet and make those investments and continue those investments, or whether it was to retrench.

And I think we did a great job as Dom mentioned of right sizing a lot of the businesses and I think we’re, you know, we’re in this for the long term. And I think these - the bets we’ve made in the last year and the bets that we’re making this year are going to pay off dramatically for our people as we enter this kind of new level playing field.

David Gold: Got you. Okay, thank you all.

Operator: We’ll take our next question from Tobey Sommer with SunTrust.

Frank Atkins: Hi, this is Frank in for Toby. I wanted to ask about technology consulting performed pretty well. What are you seeing in terms of the competitive environment and pricing in that area?

Dennis Shaughnessy: Well I think - it’s Dennis, Frank. You know, I think there is continued price pressure in, you know, our own demand storage business. It’s just a factor of the market.

Storage costs are going to go down, you know, every year in the market and you offset that by significant volumes. We’ve been able to do that but it’s certainly there.

There’s a lot of new entrants into the market. They continue to come in. There are a lot of entrants that have been in the market that are really marketing for mind share, not necessarily profitability, and that’s influenced their pricing to get trial.

And there’s a shakeout in the market. There are a lot of players that are in the market that are not doing very well that I’m not sure will be there in 12 to 24 months.

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So I think whenever you have that kind of change in the market there is some pricing pressure. I think we’re getting very good pricing on some of our new offerings, and as the offerings now, you know, are coming out and getting well received and well rated by the industry analysts, I think, you know, we have some, you know, margin improvement operation - or opportunities in the new offerings.

But, you know, overall in storage and in some of the more mature areas that there’s significant price competition.

Frank Atkins: Okay great. And in your guidance you also highlighted slightly higher compensation expense. Any color you can give there? Is that going to be any - are they one time in nature or your kind of view on that going forward?

Dennis Shaughnessy: No. There’s some key hires at a management level overseas. David illustrated some of them so you have net body additions so that causes it to spike.

You know, our actual year-over-year comp increases aren’t very different than what we’ve experienced in the past. And I think that again in some of our markets it’s just a matter of scale, so you’re putting in comp in order to service the business and we need to have the businesses mature enough to where, you know, they start to drop, you know, on a leverage basis against that fixed cost.

So we’re very optimistic we’re going to get there quick, but we’re not trying to say we can do it in a matter of two or three quarters.

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02-24-11/8:00 am CT

Confirmation # 8523163

Frank Atkins: Okay, and quickly, finally, on the Strategic Communications segment, you’ve seen some nice signs of growth here in America. In the UK there was some weakness there. Any signs of stability or turn there?

Dennis Shaughnessy: Well we’re gaining shares I think as Jack illustrated by the league tables. We’re number one. I think part of the problem is the economy in the EU. We actually had our Board meeting the last two days and we had, you know, one of the heads of our European operations fill us in on where she thought all the issues were, and there are a lot of issues there.

I think the UK markets are very sluggish right now. The UK capital market has a lot of pent up demand, but it’s not actualizing on it and that business over there is probably more capital markets driven than the business in the U.S.

And I think the continent’s confused. I think there’s a lot of things going on where it’s causing companies to hold back spend and hold back efforts to use us.

I think it’s really tough to hire consultants in some of these areas when you’re laying off an awful lot of governmental people. You need to have that equilibrate and then the governmental business starts to come back to you.

So I think it’s really more of a macro factor. I think we’re going to have a very good year overall, and I think they expect to have an improving year over there overall, but a lot of it will just be driven by an improving capital market.

David Bannister: To be clear the revenue was basically flat year-over-year in Europe. It was not a significant decline so it was - there was not a material change there.

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Dennis Shaughnessy: And that was, you know, for the again probably the third or fourth quarter in a row their gain and retainer-based business has exceeded anything that’s dropped off, which is a very healthy sign.

So they’re poised again when the - I think they’ve probably seen more preliminary IPO work than anywhere else around the world. So I think they’re cautiously optimistic that they’ll have a very good year.

They’ve made some tremendous people additions to that business over there, so we would hope that our next move there, the real area for growth, is to move from what our traditional practice has been with IPOs and all into, you know, making us an established case in the FTSE 100.

Dominic DiNapoli: And Frank, this is Dom DiNapoli. You know, in markets that we dominate, you know, we’re coming back. We’re not losing - we don’t believe we’re losing share, but not to make this an Asia focused call, we’ve had tremendous growth in Asia across the practices including our Strategic Communications, and we’ve got very nice margins in Asia.

So, you know, as we fill out our global footprint we’re seeing a lot more opportunities than we may have thought we had, you know, a couple years ago to really enhance the - all of our practices with Asia and, you know, referrals and just core Asian business.

Dennis Shaughnessy: On a constant currency basis Europe actually grew as well. You did have a modest decline in the pound particularly year-over-year, so it really - there - it’s not - what I guess we’re trying to say is business didn’t slow down in London.

Frank Atkins: Okay great. Thank you very much. That’s very helpful.

Operator: We’ll take our next question from Paul Ginocchio with Deutsche Bank.

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Moderator: Eric Boyriven

02-24-11/8:00 am CT

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Paul Ginocchio: Thank you. Just on the rising compensation comment, does that comment have anything to do with the SMV agreements expiring in 2011 and 2012, and do those numbers that are in - are the numbers in your 2009 10-K and the percentages that are going to come up for renewal in ’11 and ’12 roughly the - roughly with the same today?

Dennis Shaughnessy: Number one, they don’t expire. They’re - they roll into a different type of agreement. They’re ten year agreements and I think that’s - it’s unfortunately the use of language and, you know, it’s probably, you know, legalized.

But, you know, it’s a ten-year agreement with the people. The first six years is a pretty fixed agreement, and then it’s an evergreen agreement on an annual basis after that.

After six years - so they don’t expire in 2011. There’s a six-year commitment. You know, they can leave at the end of 2011 and not compete for a year, and then certain, you know, incentives that they have will have fully vested with the remaining, you know, being forfeited because they didn’t fulfill the whole ten years of the contract.

So we don’t view that as a pure waterfall type of exercise. You know, we view the vast majority of people will continue, you know, along the contracts. The contracts will be changed into an evergreen after the sixth year, and so that’s it.

So they don’t expire. There’s no budgeted increase, you know, surrounding that. We’ve signed some people to extensions but that was more for performance and for promotional aspects than, you know, retention.

Paul Ginocchio: Great. So just to be clear the contracts you were - you’ve recently signed on these evergreens or as they go evergreen, there’s no bump in compensation at that point in time.

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Dennis Shaughnessy: No.

Paul Ginocchio: Okay great. Thanks. If I could just do a follow up on some of those - it sounded like from your earlier comments about maybe the large brand name bankruptcy and the large brand name forensic and litigation clients.

You’ve accounted in your guidance for those two to trail off a little bit. Is that correct?

Dennis Shaughnessy: That is correct.

Paul Ginocchio: Great. And then just knowing that forensic and litigation - it was down Q1Q and I thought from all the filings that we saw coming out of that branding with litigation, that maybe it would be up Q1Q on a revenue basis.

And looking back from ’04 to ’07 forensic was typically up Q1Q. Was that - am I - what am I missing in that on a Q1Q basis?

Dennis Shaughnessy: It’s down - it was down - it’s up I think around 14% year-over-year, number one, and Q4 to Q4 I think it was down sequentially Q3 to Q4. But that’s really because of the cyclicality in that business.

The fourth quarter seasonality - I’m sorry, the seasonality in that business is the fourth quarter influence of the holidays, so you have pretty much - they at the margin tend to be driven by what happens in litigation, so you have a week that comes out of it around Thanksgiving and then you have two weeks that come out of it at the end of the year.

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Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

So out of that quarter you effectively for this group have about three billing weeks that aren’t that great. Roger used to run it. What do you - any…?

Roger Carlile: No, I think that’s correct. Historically the fourth quarter is challenged because of those two holiday periods, Thanksgiving and Christmas time, so I think, you know, staying, you know, flat to a little down on - in a - and growing from quarter to quarter would be expected in that business.

Dennis Shaughnessy: Yes, I think the real way to look at that business the way we look at it, that - you always want sequential growth obviously, but in that instance you really want to see how you do in the prior quarter.

David Bannister: Paul, the sequential numbers just for perspective over the last three years, three years ago it was down 11% sequentially. Two years ago it was down 7% sequentially. This year it was down about 3-1/2% to 4% sequentially.

Dennis Shaughnessy: You know, I also think there’s a little bit of the tyranny of trying to, you know, really look at what are relatively small numbers. Remember that in the third quarter there was a little thing that was the statute of limitations running on the Madoff matter, which gave us a little bit of spike in businesses there as we, you know, went around and tried to, you know, kind of bring that case together, so I think that you had that in there as well.

Paul Ginocchio: Oh okay. So that was in the third quarter, not the fourth.

Dennis Shaughnessy: It was in both but I think a lot of the work was done at the end of the third.

Paul Ginocchio: Okay, just - not to belabor the point but again, back in ’04 to ’07 you were actually up Q1Q in the fourth quarter, so that seasonality didn’t seem to exist in that period but again that was a pretty litigious period.

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02-24-11/8:00 am CT

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David Bannister: You got to blend in a much slower business there and you also have to blend in some acquisitions we were doing in that time frame.

Paul Ginocchio: Okay, thank you very much.

Operator: And we’ll take our next question from Kevin McVeigh with Macquarie.

Kevin McVeigh: Great, thank you. Could you tell us how much success fees were in the fourth quarter and just kind of absolute percentage of revenue, how that compared to the prior year as well?

Dennis Shaughnessy: Yes, hold on one second.

David Bannister: Just give us a second on that, yes.

Kevin McVeigh: Sure. And then just as you think about the Asia business going forward, you know, and you think about your existing segment, how do you think that, you know, will it be a pretty consistent percentage contribution in terms of finance forensic or, you know, do you see more parts of the business getting a greater representation in Asia?

Dennis Shaughnessy: Well, let’s answer the first question first David.

David Bannister: Success fees were almost identical Q4 versus Q4 last year in its percentage of revenue down ever so slightly because revenue was up a little bit.

Kevin McVeigh: Okay, and just what number was that as a percentage?

David Bannister: It was - it’s $10.3 million in success fees in Q4.

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Moderator: Eric Boyriven

02-24-11/8:00 am CT

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Kevin McVeigh: Great, thank you.

Dennis Shaughnessy: Okay, I think the answer to the second part of the question - I’ll start. I think without a doubt we see and we’re already there, four of the segments having significant growth opportunities, and that would be in obviously restructuring turnaround.

It’s in forensics. It would be in strategic communications and it’s in technology. I think there are - there will clearly be economics work out there as it applies to international arbitration and very large disputes, where you’re building damage models and requiring expert testimony.

How much competition work out there which is clearly a big driver, and I think it remains to be seen because I think it’s an immature marketplace as to how these, you know, countries will view.

That’s not necessarily the case in Australia maybe where you might have some more, especially with all of the inbound capital trying to buy resources. But I think that might be the one that would be the lagger that - to where maybe while, you know, at the margin it’ll be nice opportunities, it wouldn’t be as exciting for them as they’re seeing say in Europe and Latin America.

So I think four of the five are already there doing well, and Dom, any other comments on that?

Dominic DiNapoli: No, I think that - you just about covered it.

Dennis Shaughnessy: Yes.

Kevin McVeigh: And just one other question on that. Is it - are you selling primarily into U.S. multinationals there, or is your local demand as well and how does that evolve over time?

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Dennis Shaughnessy: Both - the evolution was clearly, you know, inbound capital drove an awful lot of our early business. I think the Strategic Communications group’s a perfect example.

I think they started almost exclusively with inbound capital. Then they started, you know, working on listings on the Hong Kong exchange and now they’re working with very large government control entities, you know, outbound capital for example, and these would be Australia and things like that.

Kevin McVeigh: Super. Thank you.

Operator: We’ll take our next question from Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi, good morning. You spoke a lot about the brand conversion expenses. Where are they carried? Are they in the segments or are they in corporate, these incremental expenditures?

Dennis Shaughnessy: Both.

Arnie Ursaner: How should we think about corporate expense for 2011?

Dennis Shaughnessy: I - not significantly up. It would be up because we’re carrying the CRM, you know, and some of the initial hires, you know, that we’re making in some of these areas into corporate.

It’ll eventually distribute it down but this year, you know, we have budgeted in corporate some of the new management hires we’re making overseas.

Arnie Ursaner: Okay. And you said…

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Dennis Shaughnessy: Yes, and it’s not fully allocated out, you know, until, you know, it - right, second year.

Arnie Ursaner: Okay, my follow on question is you obviously highlighted as I said the brand conversion, your strength in infrastructure and the expenses you’re incurring for systems, headcount.

Maybe you could just sum up in your view what you think the EBITDA margin hit is in 2011, but more importantly hopefully you’ve given a lot of thought to the incremental margin benefit you ought to get on the $1 billion of revenue you expect over the next four years beyond that.

So obviously tell us the penalty you think you’re incurring, but more importantly what the upside margin or incremental margin you expect to generate going forward.

Dennis Shaughnessy: It’s about 17 cents a share, a way of backing into the EBITDA margin is multiply a penny by 800,000 to 850,000 and that will get you to EBITDA. I think Jack said it pretty clearly.

I think our intention is to manage this company, you know, to the traditional margins we have, which has been in the low 20s on a GAAP basis. I think we firmly believe and all the indications are that the scale and the operating leverage exists in these areas, and that we’ll achieve that with growth.

Arnie Ursaner: If I can ask one follow on question. Your contingent payments were $63 million this year. Based on where you stand today what do you think they will be in 2011?

Dennis Shaughnessy: Contingent meaning earnouts?

Arnie Ursaner: Yes.

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Moderator: Eric Boyriven

02-24-11/8:00 am CT

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Dennis Shaughnessy: They’re declining pretty rapidly. David is looking it up in the 10-K.

David Bannister: Yes Arnie, I think it’s around $28 million going to about $15 million, but let me come back to you on that.

Arnie Ursaner: Okay, thank you very much.

Operator: We’ll take our next question from Joseph Foresi with Janney Montgomery and Scott.

Jeff Rossetti: Hi, this is Jeff Rossetti for Joe. Thank you for taking my questions. Just wanted to see, going back to the overseas investments, is there any timeframe for the breakeven point that you mentioned earlier in…?

Dennis Shaughnessy: Well, I think breakeven, you know, was probably reflecting that the increment on the margin dollars were profitable in all these areas. It’s just a matter of - I think break even in the parlance of the first question was how do we get back to our traditional margins.

I think you’ll see us get back to the traditional margins with revenue growth. The revenue growth in these areas will come from two, you know, sources: organic growth which we experienced, you know, a rapid growth in South America and in certain segments a rapid growth even in Europe in the fact of a sluggish economy.

It’ll come from acquisitions and we will be acquisitive in those areas this year. So basically those two and then a lot of the acquisitions, you know, you do have - we don’t price the acquisitions to save, you know, redundancies but clearly if you have the systems in place, it’s very easy to put the acquisitions then on top and pick up the redundancy savings as far as, you know, their systems, their NOCs, their operating centers.

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So I think, you know, it - the break even, you know, I think it was a short hand for, you know, how do these incremental expenses, you know, get to a traditional margin level and I think it’ll be sooner rather than later.

David Bannister: It’s Dave Bannister. Let me back up to Arnie’s question for a second. Arnie, the $63 million you’re referring to was our acquisition cost and our earnout payments.

The bulk of that was the acquisition cost for the Hong Kong - for the two Hong Kong businesses that we bought. I think the actual earnout payments underlying that were a little over $20 million, and those would go down this year to somewhere around $15 million.

Jeff Rossetti: And - okay thanks. And I - if I could follow up, is there - are there any other - is there any other color that you could maybe provide regarding your press release last week, areas of interest with LECG practices?

Dennis Shaughnessy: No, I think the press release speaks for itself and, you know, I think we are obviously engaged in conversations. They are confidential conversations and, you know, I mean, as you are aware we were - we are very interested in attracting very good people.

They have some excellent people and so we are engaged in the process and we’re - we would be hopeful we could report something to you soon.

Jeff Rossetti: Thank you.

Operator: We’ll take our next question from T.C. Robillard with Signal Hill Capital.

Jack Dunn: T.C. Robillard, how are you?

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T.C. Robillard: I’m doing well guys. How you doing?

Dennis Shaughnessy: Great thanks.

T.C. Robillard: I just - I guess just a couple of quick questions. First, the corporate finance and restructuring practice, just given where the utilization rates came in the quarter, the revenue level, is it a fair comment to say that that practice has kind of bottomed out as far as a revenue level?

Jack Dunn: I think we’ve been loath to declare that it’s bottomed out. I think as I mentioned there were some positive signs from the third quarter to the fourth quarter, but you have to temper that with as we’ve always told you that a lot of the bankruptcy work and restructuring work is triggered as either people look at their year-end results, or they get the results from, you know, or they anticipate them and all that.

And you would also expect the first quarter once people start to get their audited financials or see what they’re going to say, so I temper that a little bit but I think there is some general positive feeling about the folks in there, and I think it was also very positive that the transaction support business was strong.

So I think there are good reasons to think that we are hopefully at or near the bottom, yes. Dom, you probably should - you’re the leading restructuring guy. You’re probably better to comment than I am.

Dominic DiNapoli: Well yes, and you’ve got to remember as Jack mentioned, there’s more than just the restructuring and that corporate financing. We also have our real estate segment, which although we’ve seen a slight pickup on the real estate side, we’re not anywhere near the levels that we’ve been historically.

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But, you know, we’re hoping commercial real estate will come back and as Jack and Dennis mentioned, you know, we’re making a big investment in our transaction advisory business.

Our new leader, Bob Filek, has a great reputation. He’s from the big four. The big four dominate that business and we’ve really got aspirations of being, you know, in that mix over the next few years.

So that’s the big up - offset from a lower, fewer bankruptcy and restructuring volume which, you know, which we’ve seen over the last 9 to 12 months.

T.C. Robillard: Okay and I guess Dom and maybe David can comment on this. How are you guys thinking about as it relates to guidance for the year with headcount in that practice?

Should we expect a fairly stable - minus any acquisitions down the road, should we just be thinking about that as stable, slightly growing, slightly receding?

Dominic DiNapoli: Well in the restructuring business it’ll be pretty stable. When you look at the real estate business, that’ll be pretty stable. When you look at the TAS business that may grow.

We hope it grows because that came down significantly in 2010 versus 2009 and 2008 as the volume was down because of the very few number of middle market deals that we were in.

So the growth area that you’ll probably see there will be in the TAS business, which that could grow 50% in headcount because it’s down 50% from 2009.

T.C. Robillard: Okay great. And then just lastly, for - from the - as we think about the FLC segment, last quarter you had made a mention about a lot of the financial crisis issues kind of coming to a head where the likelihood that litigation should start to tick up, and it sounds like you guys are seeing some tick up in the U.S.

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I’m just trying to get a sense as to what type of swing factor should we think about, and I know there’s a lot of moving parts, but I’m trying to get a sense as to where you are in your guidance with that practice, and what could potentially get unlocked should we see a lot more litigation work coming out of the financial crisis.

Dennis Shaughnessy: I think, you know, T.C., I think it’s - the balancing, you know, factor here is that they more than anyone are the beneficiaries of some of these huge jobs.

And so they are getting a lot of new business, so their business acquisition has been outstanding. Their growth, you know, we think, you know, they are gaining share and the problem is that is, you know, offsetting declines in mega, mega assignments, you know, then they’re running for several years.

And it isn’t just Madoff; it’s a bunch of other ones. So the real factor in all honesty as it pertains to this year isn’t, you know, will we continue to get the business?

We’re getting it. It will be how much of that simply has to offset a significant decline from mega cases. If the mega cases have longer runway, then you’ll see that be a much more of an incremental growth contribution.

If you don’t have, you know, a lot of runway then it’ll be a replacement, you know, for these mega cases to where they’ll have a, you know, a nice year but not a great year.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Dominic DiNapoli: And we should continue to grow in the geographies that we’ve made investments in, particularly Asia and South America. Our FCPA volume is up and growing, so we’re very happy with that.

And the only reason we’ve got the benefit of those two cases is because we’ve built out our footprint and we’ve provided the capabilities around the world that the accounting firms, you know, prior were the only ones that had it.

So as corporate investigations increase, FCPA matters increase and just the asset search is needed for - in the corporate finance liquidations and fraud matters, as those cases increase then we’re very well positioned to compete against anybody in the world for those cases.

Dennis Shaughnessy: There’s an enormous amount of litigation that’s been involved as an example, you know, in the Gulf for all of the problems that surrounded the, you know, the accident in the Gulf last year.

And as that matures and works its way through the system, you know, we’re going to be a big beneficiary of that. But again it’s a little hard to predict it.

T.C. Robillard: Understood. Thanks for all the commentary.

Roger Carlile: Yes, I apologize for the commercial but I know that our competitors and a lot of people in the industry listen, and we, you know, we are desperately interested in building out our transaction support business and all the things that collaterally go with that, such as the tax practice and things like that.

So I hope that’s an area that, you know, as we go through this year you’ll kind of mark us to market on as to how we put that capability together.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Operator: And we’ll take our next question from Scott Schneeberger with Oppenheimer & Company.

Scott Schneeberger: Thanks. Good morning. Just the two questions are the same and I’ll ask them both up front. One, could you speak to what you’re seeing with regard to your acquisition pipeline.

Any color you can provide with regard to geographically where you’re looking, segment, size and maybe hurdles and why you can and can’t do things with regard to multiple right now?

And then the second separate question is any update on separation of the tech consulting business? Thank guys.

Dennis Shaughnessy: The geographic pipeline is robust. Looking at, you know, the areas you would expect, clearly not ignoring the U.S., looking for opportunities here but, you know, looking aggressively and engaged in conversations in Europe, South America and Asia.

As far as, you know, multiples, you know, I think, you know, I think we stay very disciplined, you know. As you know, Scott, I think it really does, you know, sort of come - it’s a function of not so much what the market wants but, you know, what fits our model well.

So I think we continue to pay about the same, you know, level that we’ve had in the past. We’re not seeing it go up dramatically and by the way for the good properties it doesn’t drop, you know, that dramatically anyway.

People just hold them off the market then. I think as far as tech we’re ecstatic with the year that tech had in the face of an awful lot of competition. They are doing a great job in that group, and we’re very excited about these new product offerings, you know, that are starting to come out.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

The initial response from the industry analysts, the Gartners of the world, have been, you know, very positive to them, you know, and I think that I would say we’re viewing tech as more of an opportunity to possibly consolidate the market actively going forward.

And we are really looking forward to the benefits of this technology rollout hitting the market, and therefore stimulating growth for us.

Scott Schneeberger: Great. Thanks. That’s all for me.

Operator: We’ll take our last question from Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Thank you. Just a couple of modeling questions. Beyond 2011 is there any other earnouts and what should we thinking about for CAPEX in ’11? Thanks.

David Bannister: CAPEX will be around $25 million in ’11 but we do have some that extend beyond 2011, not much size. I think it goes down to about ten.

I mean, obviously projecting an earnout is projecting earnings, so it’s - I think in terms of when we think about caps and longevity around it, then we’re looking at levels of ten or below after 2011.

Dennis Shaughnessy: Yes, and obviously Paul with the new accounting rules you’ll be able to see those on the balance sheet going forward. Isn’t that right David?

David Bannister: For acquisitions done post the adoption of those new accounting rules, so for example the FS Asia has a - an accrual on the balance sheet for the expected earnouts with - related to that transaction and I think it was a total of about $20 - I was thinking about $18 million.

Paul Ginocchio: Thank you very much.

FTI CONSULTING

Moderator: Eric Boyriven

02-24-11/8:00 am CT

Confirmation # 8523163

Operator: And that concludes today’s question and answer session. At this time, I’ll turn the conference back over to management for any additional or closing remarks.

Jack Dunn: Okay, well thank you very much and thank you again all for joining us. And we will look forward to our next scheduled conference call, and as we had committed we will give you an update as other discussion progress and we’ll do that promptly.

With that, again thank you and we’ll talk to you next time.

Operator: That concludes today’s conference. Thank you for your participation.

END